SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
Registration Statement Under
The Securities Act of 1933

SUPERIOR BANCORP
(Exact Name of Registrant as Specified in its Charter)

DELAWARE	63-1201350
(State or Other Jurisdiction	(I.R.S. Employer
of Incorporation or Organization)	Identification Number)

17 North Twentieth Street
Birmingham, Alabama 35203
(Address of Principal Executive Offices)
(Zip Code)

SUPERIOR BANCORP 2010 INCENTIVE COMPENSATION PLAN
(Full Title of the Plans)

C. STANLEY BAILEY
Chief Executive Officer
Superior Bancorp
17 North Twentieth Street
Birmingham, Alabama 35203
(Name and Address of Agent for Service)

(205) 327-1400
(Telephone Number, including Area Code, of Agent for Service)

The Commission is requested to send copies of all notices and other communications to:
William H. Caughran
General Counsel and Corporate Secretary
Superior Bancorp
17 North Twentieth Street
Birmingham, Alabama 35203
Tel: (205) 327-3615
Fax: (205) 488-3335

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐   Accelerated filer ☐   Non-accelerated filer ☐    Smaller reporting company ☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering Price	Aggregate Offering	Amount of
to be Registered	Registered	Per Share (1)	Price (1)(2)	Registration Fee (2)
Common Stock, par value $.001 per share	1,500,000 shares	N/A	$4,365,000	$311.22
(1)
All shares of stock that are the subject of this Registration Statement on Form S-8 will be valued at the closing price of such stock on the deemed dates of issuance, which will coincide with the dates on which Superior Bancorp’s Board of Directors or committees thereof hold meetings.

(2)
Pursuant to Rule 457(c), the registration fee has been calculated based on the average of the high and low sale prices for Superior Bancorp’s Common Stock reported on the NASDAQ Global Market System on May 20, 2010, or $2.91 per share.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

This Registration Statement registers 1,500,000 shares of common stock par value $.001 per share of Superior Bancorp (the “Company”) that may be issued under the Superior Bancorp 2010 Incentive Compensation Plan.

Item 1.  Plan Information

The document(s) containing the information specified in Part I of this Form S-8 will be sent or given to participants in the Plan pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). The documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II below, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.  Registrant Information and Employee Plan Annual Information

Upon written or oral request, the Company will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement.  The documents are incorporated by reference in the Section 10(a) prospectus.  The Company will also provide, without charge, upon written or oral request, all other documents required to be delivered to participants pursuant to Rule 428(b) of the Securities Act.  Requests for the above-mentioned information should be directed to William H. Caughran at the address and telephone number on the cover of this Registration Statement.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The Company incorporates by reference into this Registration Statement on Form S-8 (the “Registration Statement”) the following documents which have previously been filed by the Company with the Securities and Exchange Commission (the “Commission”):

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

(b)	The Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010.

(c)	The Company’s Current Reports on Form 8-K dated as of January 15, 2010, February 9, 2010, April 20, 2010, and May 6, 2010.

(d)
The description of securities to be registered contained in the Registration Statement (No. 333-82428) filed with the Commission on Form S-1 under the Securities Act and declared effective on March 19, 2002, including any amendment or reports filed for the purpose of updating such description.

(e)
All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Notwithstanding any other provision of this Item 3, no portion of any document listed above which is furnished to, but not filed with, the Securities and Exchange Commission shall be deemed to be incorporated by reference herein unless such furnished portion is expressly so incorporated. Any statements contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which is also incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement except as so modified or superseded.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

The validity of the Common Stock issuable by the Company pursuant to the Plan will be passed upon for the Company by William H. Caughran, the General Counsel of the Company.

Item 6. Indemnification of Directors and Officers

Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”) permits a Delaware corporation in its certificate of incorporation to limit or eliminate, subject to certain statutory limitations, the personal liability of their directors in certain circumstances. The Company’s Restated Certificate of Incorporation (the “Certificate”) contains a provision eliminating or limiting director liability to the Company and its stockholders for monetary damages arising from acts or omissions in the director’s capacity as a director. The provision does not, however, eliminate or limit the personal liability of a director (i) for any breach of such director’s fiduciary duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL making directors personally liable, under a negligence standard, for unlawful dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. This provision offers persons who serve on the Board of Directors of the Company protection against awards of monetary damages resulting from breaches of their duty of care (except as indicated above). As a result of this provision, the ability of the Company or a stockholder thereof to successfully prosecute an action against a director for a breach of his duty of care is limited. However, this provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director’s breach of his duty of care. The SEC has taken the position that the provision will have no effect on claims arising under the federal securities laws.

Section 145 of the DGCL grants corporations the right to indemnify their directors, officers, employees and agents in accordance with its provisions. Section 9.2 of the Company’s Certificate provides for mandatory indemnification rights, subject to limited exceptions, to any director, officer, employee, or agent of the Company who, by reason of the fact that he or she is a director, officer, employee, or agent of the Company, is involved in a legal proceeding of any nature. Such indemnification rights include reimbursement for expenses incurred by such director, officer, employee, or agent in advance of the final disposition of such proceeding in accordance with the applicable provisions of the DGCL.

In addition, the Company has purchased insurance containing customary terms and conditions as permitted by Delaware law on behalf of its directors and executive officers, which may cover liabilities under the Securities Act.

Item 7. Exemption From Registration Claimed

     Not applicable.

Item 8. Exhibits

Exhibit
Number	Description of Exhibit

(3)	Restated Certificate of Incorporation of Superior Bancorp, filed as Exhibit (3) to the Company’s Current Report on Form 8-K dated November 19, 2009, is hereby incorporated herein by reference.

(4)	Superior Bancorp 2010 Incentive Compensation Plan, filed as Annex A to the Company’s definitive Proxy Statement dated March 19, 2010, is incorporated herein by reference.

(5)	Opinion of William H. Caughran as to the legality of the Superior Bancorp Common Stock being registered.

(23)-1	Consent of Grant Thornton LLP.

(23)-2	Consent of William H. Caughran (included in Exhibit 5).

(24)	Powers of Attorney (set forth on the signature page of this Registration Statement).

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

  (i)   To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

  (ii)   To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar volume of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this Registration Statement.

  (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however,  that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(b)        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or, otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, on May 21, 2010.

SUPERIOR BANCORP

By	/s/ C. Stanley Bailey
C. Stanley Bailey
Chairman and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints C. Stanley Bailey, Rick D. Gardner and James A. White, and each or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any subsequent registration statements relating to the offering to which this Registration Statement relates, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ C. Stanley Bailey	Chairman and Chief Executive Officer	May 21, 2010
C. Stanley Bailey	(Principal Executive Officer)

/s/ James A. White	Chief Financial Officer	May 21, 2010
James A. White	(Principal Financial Officer)

Signature	Title	Date

/s/ James C. Gossett	Chief Accounting Officer	May 21, 2010
James C. Gossett	(Principal Accounting Officer)

/s/ Roger D. Barker	Director	May 21, 2010
Roger D. Barker

/s/ Thomas E. Dobbs, Jr.	Director	May 21, 2010
Thomas E. Dobbs, Jr.

/s/ Rick D. Gardner.	Vice Chairman and Director	May 21, 2010
Rick D. Gardner

/s/ Thomas E. Jernigan, Jr.	Director	May 21, 2010
Thomas E. Jernigan, Jr.

/s/ James Mailon Kent, Jr.	Director	May 21, 2010
James Mailon Kent, Jr.

/s/ Mark A. Lee	Director	May 21, 2010
Mark A. Lee

/s/ Peter L. Lowe	Director	May 21, 2010
Peter L. Lowe

/s/ D. Dewey Mitchell	Director	May 21, 2010
D. Dewey Mitchell

/s/ Robert R. Parrish, Jr.	Director	May 21, 2010
Robert R. Parrish, Jr.

Signature	Title	Date

/s/ Charles W. Roberts, III	Director	May 21, 2010
Charles W. Roberts, III

/s/ C. Marvin Scott	Vice Chairman and Director	May 21, 2010
C. Marvin Scott

/s/ James C. White, Sr.	Director	May 21, 2010
James C. White, Sr.

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit

(3)	Restated Certificate of Incorporation of Superior Bancorp, filed as Exhibit (3) to the Company’s Current Report on Form 8-K dated November 19, 2009, is hereby incorporated herein by reference.

(4)	Superior Bancorp 2010 Incentive Compensation Plan, filed as Annex A to the Company’s definitive Proxy Statement dated March 19, 2010, is incorporated herein by reference.

(5)	Opinion of William H. Caughran as to the legality of the Superior Bancorp Common Stock being registered.

(23)-1	Consent of Grant Thornton LLP.

(23)-2	Consent of William H. Caughran (included in Exhibit 5).

(24)	Powers of Attorney (set forth on the signature page of this Registration Statement).